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                                                                     EXHIBIT 4.1

===============================================================================

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             SBC COMMUNICATIONS INC.

                                       AND

                        COVAD COMMUNICATIONS GROUP, INC.

===============================================================================

                               SEPTEMBER 10, 2000







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                                TABLE OF CONTENTS

                                                                            Page
                                                                           -----
Article I Defined Terms...................................................     1

Article II Terms of Purchase and Sale.....................................     7
         2.1      Conveyance of Shares....................................     7
         2.2      Purchase Price for the Shares...........................     7
         2.3      Number of Shares to be Issued at the Closing............     7
         2.4      The Closing.............................................     7
         2.5      Deliveries by SBC.......................................     7
         2.6      Deliveries by Covad.....................................     8

Article III Conditions to Covad's Obligations.............................     8
         3.1      Consents................................................     9
         3.2      Litigation..............................................     9
         3.3      SBC Representations; Compliance with Covenants..........     9
         3.4      Deliveries..............................................     9

Article IV Conditions to SBC's Obligations................................     9
         4.1      Consents................................................    10
         4.2      Litigation..............................................    10
         4.3      Covad's Representations; Compliance with Covenants......    10
         4.4      Covad Change in Control Event...........................    10
         4.5      Representation and Warranty Relating to Covad
                     Change in Control Event..............................    10
         4.6      Adverse Developments....................................    10
         4.7      Deliveries..............................................    11

Article V Representations and Warranties of SBC...........................    11
         5.1      Organization and Standing...............................    11
         5.2      Authorization by SBC....................................    11
         5.3      Litigation..............................................    11
         5.4      Finders' and Brokers' Fees..............................    12
         5.5      Investment Intent; Qualification........................    12
         5.6      Current Ownership.......................................    12
         5.7      Representations Not Misleading..........................    13

Article VI Representations and Warranties of Covad........................    13
         6.1      Organization and Standing of Covad......................    13
         6.2      Authorization by Covad; Consents........................    13
         6.3      Corporate Documents.....................................    14
         6.4      Licenses; Qualification.................................    14
         6.5      Litigation..............................................    15
         6.6      Exclusive Dealing.......................................    15


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                                                                            Page
                                                                           -----
         6.7      Compliance with Applicable Laws.........................    15
         6.8      Title to Shares; Absence of Liens.......................    16
         6.9      Financial Statements....................................    16
         6.10     Conduct of Business in Ordinary Course..................    16
         6.11     No Material Adverse Effect..............................    17
         6.12     Absence of Defaults.....................................    17
         6.13     Capital Stock of Covad..................................    17
         6.14     Finder's and Brokers' Fees..............................    17
         6.15     Taxes...................................................    17
         6.16     Subsidiaries............................................    18
         6.17     Covad Change in Control Event...........................    18
         6.18     Representations Not Misleading..........................    18

Article VII Covenants of SBC..............................................    18
         7.1      Cooperation.............................................    18
         7.2      Compliance with Securities Laws.........................    18
         7.3      Confidentiality; Press Releases.........................    18
         7.4      Lock-Up Period..........................................    19
         7.5      Further Assurances......................................    19
         7.6      Rights of First Offer and Refusal.......................    19
         7.7      Board of Directors......................................    21
         7.8      Disposition.............................................    22
         7.9      Standstill..............................................    23

Article VIII Covenants of Covad...........................................    23
         8.1      Cooperation.............................................    24
         8.2      Access to Covad Information.............................    24
         8.3      Operation of Covad Business.............................    24
         8.4      Confidentiality; Press Releases.........................    24
         8.5      Notification of Change in Control Event.................    24
         8.6      Registration Rights.....................................    25
         8.7      Listing.................................................    30
         8.8      Further Assurances......................................    30

Article IX Termination....................................................    30
         9.1      Terminating Events......................................    30
         9.2      Effect on Obligations...................................    31

Article X Indemnification.................................................    31
         10.1     Indemnification by Covad................................    31
         10.2     Indemnification by SBC..................................    32
         10.3     Losses..................................................    33
         10.4     Survival................................................    33
         10.5     Procedures Relating to Third Party Claims...............    34
         10.6     Exclusivity.............................................    35


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                                                                            Page
                                                                           -----
Article XI Miscellaneous..................................................    35
         11.1     Dispute Resolution......................................    35
         11.2     Entire Agreement; Amendment.............................    35
         11.3     Successors and Assigns..................................    36
         11.4     Rights and Remedies.....................................    36
         11.5     Counterparts............................................    36
         11.6     Modification and Waiver.................................    36
         11.7     Expenses................................................    37
         11.8     Notices.................................................    37
         11.9     Severability............................................    38
         11.10    Governing Law...........................................    39
         11.11    Rules of Construction...................................    39
         11.12    Ownership Limitation....................................    39
         11.13    Representations and Warranties..........................    39

SCHEDULES:

           6.2      CONSENTS
           6.4      LICENSES
           6.5      LITIGATION
           6.8      SUBSIDIARIES' OUTSTANDING CAPITAL STOCK
           6.10     DEBTS AND LIENS
           6.11     MATERIAL ADVERSE EFFECT
           6.13     CAPITAL STOCK
           6.16     SUBSIDIARIES

EXHIBITS:

           A        FORM OF CORPORATE LEGAL OPINION
           B        FORM OF DELAWARE LEGAL OPINION


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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), dated as of September 10, 2000, is made by and between SBC Communications Inc., a Delaware corporation having its principal office at 175 East Houston Street, San Antonio, Texas 78205 ("SBC"), and Covad Communications Group, Inc., a Delaware corporation having its principal office at 4250 Burton Drive, Santa Clara, California 95054 ("Covad"). SBC and Covad are individually each a "Party" and collectively are the "Parties."

                                    RECITALS

     WHEREAS, Covad wishes to sell, and SBC wishes to purchase, shares of common stock of Covad;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, SBC and Covad agree as follows:

                                   ARTICLE I

                                  DEFINED TERMS

     The following terms shall have the following meanings in this Agreement:

     "AFFILIATE" means, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

     "ANCILLARY AGREEMENTS" means the Resale and Marketing Agreement, the Collocation Agreement, the Network and Product Planning Agreement, the Amended Interconnection Agreements, the Settlement Agreement and General Release and the Dispute Resolution Agreement, in each case as entered into between Covad and SBC on the date of this Agreement.

     "APPLICABLE LAW" means, with respect to any Party, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, concession, grant, franchise, license agreement or other governmental restriction of any similar form or decision or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date of this Agreement or thereafter, and in each case as amended, applicable to such Party or its Affiliates or their respective assets.

     "ASSETS" means the contracts, Covad Licenses, personal property, intellectual property and real property, and all other assets, rights and properties, tangible and intangible, of Covad and used or held for use in the Covad Business, including (without limitation) cash, cash equivalents and accounts receivable.


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     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could reasonably be expected to form the basis for any specified consequences.

     "BENEFICIAL OWNER" means, with respect to any security, a Person that Beneficially Owns such security.

     "BENEFICIALLY OWN," and variants thereof, means having the right to vote or dispose of, or "beneficially own" as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, including pursuant to any agreement, arrangement or understanding.

     "BUSINESS DAY" means a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions are authorized or required by law or executive order to remain closed in the domicile of SBC or Covad.

     "CLOSING" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article II.

     "CLOSING DATE" shall have the meaning set forth in Section 2.4 of this Agreement.

     "COMMON STOCK" means, collectively, the common stock of Covad.

     "COMMUNICATIONS ACT" means the Communications Act of 1934, 47 U.S.C.
     Section 151 ET SEQ., as amended and in effect from time to time.

     "COMPANY CONTROL PERSON" shall have the meaning set forth in Section 10.2 of this Agreement.

     "CONSENTS" means all of the consents, permits or approvals of Governmental Authorities and other Persons necessary or required to consummate the transactions contemplated by this Agreement.

     "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies by one Person or group of Persons acting in concert, provided, however, that the legal ownership or Beneficial Ownership, directly or indirectly, by one Person or group of Persons acting in concert of more than 50% of the Voting Securities shall always be deemed Control.

     "CONTROL PERSON" shall have the meaning set forth in Section 10.1 of this Agreement.

     "CONVERTIBLE SECURITIES" means any securities convertible into, exchangeable for or bearing a right to acquire Common Stock.

     "COVAD" shall have the meaning set forth in the preamble to this Agreement.


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     "COVAD BUSINESS" means Covad's business as conducted in the United States in accordance with Covad's existing operations and business plans.

     "COVAD CHANGE IN CONTROL EVENT" shall be deemed to have occurred if there shall be consummated (i) any consolidation or merger of Covad with another Person, other than a transaction in which, immediately after such transaction, all or substantially all of the Beneficial Owners of Covad's Voting Securities immediately prior to such transaction own, directly or indirectly, securities representing a majority of the Total Voting Power of the entity surviving or resulting from any such transaction or such entity's parent entity, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Assets of Covad to another Person, or (iii) the acquisition of Control of Covad by another Person, other than a transaction in which, immediately after such transaction, all or substantially all of the Beneficial Owners of Covad's Voting Securities immediately prior to such transaction own, directly or indirectly, securities representing a majority of the Total Voting Power of the entity surviving or resulting from any such transaction or such entity's parent entity.

     "COVAD FINANCIAL STATEMENTS" means the consolidated balance sheets (including related notes and schedules, if any) of Covad as of June 30, 2000 and as of December 31, 1999 and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any).

     "COVAD LICENSES" means all Section 214 authorizations or microwave and other spectrum licenses issued by the FCC, and all certificates of public convenience and necessity or comparable authorizations issued by any state public utilities commission or comparable regulatory authority, and held by Covad.

     "ENFORCEABILITY EXCEPTIONS" shall have the meaning set forth in Section
     5.2.1 of this Agreement.

     "FCC" means the Federal Communications Commission or any successor thereto.

     "FCC RULES" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

     "FULLY DILUTED" means, with respect to the number of Shares outstanding on a fully diluted basis, the number of Shares which would be outstanding at the time of determination assuming the conversion, exchange or exercise of all Convertible Securities (irrespective of any legal or contractual restriction on such exercise, exchange or conversion), and any reference in this Agreement to the number of Shares outstanding shall mean the number of Shares outstanding assuming no conversion, exchange or exercise of Convertible Securities.

     "GAAP" means generally accepted accounting principles consistent with the past practices of Covad.


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     "GOVERNMENTAL AUTHORITY" means (i) the United States, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and (ii) any foreign (as to the United States) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority, or instrumentality of any of the same.

     "HOLDER" means SBC and each transferee of SBC's rights under this Agreement that is a Wholly-Owned SBC Subsidiary and any other transferee of SBC's rights under this Agreement to which Covad consents pursuant to the terms of this Agreement.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect from time to time.

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.5 of this Agreement.

     "IRS" means the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

     "JUDGMENT" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court, or arbiter, and any order of or by any other Governmental Authority.

     "KNOWLEDGE" means, with respect to a particular matter, the actual knowledge of officers, directors and management employees with managerial or supervisory authority over that matter.

     "LEGAL REQUIREMENTS" means applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any Judgment.

     "LIEN" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for the purpose of security, any lien, mortgage, indenture, pledge, option, encumbrance, restriction on transfer (other than restrictions on transfer imposed by this Agreement or the Ancillary Agreements or by Federal or State securities laws), adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, contract or otherwise.


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     "LITIGATION" means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

     "LOSSES" means any losses, liabilities, damages, Liens, penalties, costs, fines and expenses, whether in connection with any Litigation or otherwise, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

     "MATERIAL ADVERSE EFFECT" means a material adverse change in the financial condition or financial results of operations of Covad and its Subsidiaries taken as a whole or the occurrence of any event or combination of events that is reasonably likely to result in a material adverse change in the financial condition or financial results of operations of Covad and its Subsidiaries taken as a whole. When the phrase "material adverse" is used in this Agreement and is not used as a capitalized term and in the phrase "Material Adverse Effect," such "material adverse" reference shall not be defined or construed as provided in the immediately preceding sentence or in the context of Covad and its Subsidiaries taken as a whole but instead shall mean a material adverse effect, change or consequences only as to the matter with respect to which the phrase "material adverse" is utilized.

     "NASDAQ" means Nasdaq National Market.

     "OUTSTANDING" with respect to the number of Shares outstanding on a fully diluted basis, shall have the meaning set forth in the definition of the term, "Fully Diluted."

     "PARTY" shall have the meaning set forth in the preamble to this Agreement.

     "PERMITTED REGISTRATION DATE" means the date that is one year from the Closing Date.

     "PERSON" means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, estate, association, organization or unincorporated entity of any kind.

     "PURCHASE PRICE" means One Hundred Fifty Million Dollars ($150,000,000).

     "REGISTRATION STATEMENT" shall have the meaning set forth in Section 8.6.1(a) of this Agreement.

     "SBC" shall have the meaning set forth in the preamble to this Agreement.

     "SEC" shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.


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     "SEC REPORTS" means (a) the most recent Form 10-K that Covad filed with the
     SEC, (b) the most recent Form S-4 that Covad filed with the SEC, (c) the Forms 10-Q that Covad filed with the SEC for the quarters ended March 31, 2000 and June 30, 2000, and (d) all Forms 8-K that Covad filed with SEC in the year 2000 prior to the date of this Agreement, not including in (a) through (d) above the exhibits thereto or the documents incorporated therein.

     "SECURITIES ACT" means the Securities Act of 1933, as amended and in effect from time to time.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and in effect from time to time.

     "SELLING SHAREHOLDER" shall have the meaning set forth in Section 8.6.1 of this Agreement.

     "SIGNIFICANT COMPETITOR" means Rhythms Netconnections Inc., NorthPoint Communications Group, Inc., their Affiliates and any current or future comparable competitors of Covad.

     "SUBSIDIARY" of any corporation means any other corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or Controlled by such corporation directly or indirectly through Subsidiaries.

     "TAXES" means all levies and assessments of any kind or nature imposed on Covad by any Governmental Authority, including but not limited to all income, sales, use, AD VALOREM, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

     "THIRD PARTY CLAIM" shall have the meaning set forth in Section 10.5 of this Agreement.

     "TOTAL VOTING POWER" means the aggregate number of votes which may be cast by holders of Voting Securities in respect of Voting Securities.

     "VOTING SECURITIES" means securities of Covad ordinarily having the power to vote for the election of directors of Covad, provided, that when the term "Voting Securities" is used with respect to any other Person, it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     "WHOLLY-OWNED SUBSIDIARY" means, with respect to a Person, any corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock or other equity interest is wholly owned directly or indirectly by such Person, and which is formed for business

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     purposes that are unrelated to the ability of such entity to receive any rights or interests under or associated with this Agreement.

                                   ARTICLE II

                           TERMS OF PURCHASE AND SALE

2.1 CONVEYANCE OF SHARES.

     Subject to the terms and conditions of this Agreement, Covad shall issue at the Closing to SBC, free and clear of all Liens, the number of shares of its Common Stock set forth in Section 2.3 of this Agreement (the "Shares").

2.2 PURCHASE PRICE FOR THE SHARES.

     The aggregate purchase price for the Shares (the "Purchase Price") shall be One Hundred Fifty Million Dollars ($150,000,000.00).

2.3 NUMBER OF SHARES TO BE ISSUED AT THE CLOSING.

     The number of shares of Shares to be acquired by SBC at the Closing shall be 9,373,169.

2.4 THE CLOSING.

     Upon the terms and subject to the conditions contained in this Agreement (each Party agreeing to notify the other when all closing conditions have occurred), the Closing shall take place at the offices of Arnold & Porter in Washington, D.C., at 10:00 a.m. local time on the date (the "Closing Date") which is five (5) Business Days after each of the conditions set forth in Article III and Article IV have been satisfied or waived, or any other mutually agreed upon time.

2.5 DELIVERIES BY SBC.

     On the Closing Date, SBC shall deliver to Covad the following, in form and substance reasonably satisfactory to Covad and its counsel:

     2.5.1 The Purchase Price by wire transfer in the form of immediately available funds to an account designated by Covad;

     2.5.2 A certificate, dated as of the Closing Date, executed by an officer of SBC, certifying that the conditions set forth in Article III have been fulfilled;

     2.5.3 A certificate, dated as of the Closing Date, executed by SBC's Secretary certifying that the execution of this Agreement and the consummation of the transaction contemplated by this Agreement have been authorized and approved by all necessary corporate action of SBC, which remains in full force and effect


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          and has not been modified or amended;

     2.5.4 Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

2.6 DELIVERIES BY COVAD.

     On the Closing Date, Covad shall deliver to SBC the following, in form and substance reasonably satisfactory to SBC and its counsel:

     2.6.1 A certificate or certificates for all of the Shares;

     2.6.2 A certificate, dated as of the Closing Date, executed by an officer of Covad, certifying that all the conditions set forth in Article IV have been fulfilled;

     2.6.3 A certificate, dated as of the Closing Date, executed by the Secretary of Covad, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Covad authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, and that such resolutions remain in full force and effect and have not been modified or amended;

     2.6.4 An opinion, dated as of the Closing Date, of outside counsel to Covad (which counsel shall be reasonably satisfactory to SBC) substantially in the form of Exhibit A to this Agreement;

     2.6.5 An opinion, dated as of the Closing Date, of outside state regulatory counsel to Covad (which counsel shall be reasonably satisfactory to SBC) in form and substance reasonably satisfactory to SBC.

     2.6.6 An opinion, dated as of the Closing Date, of outside Delaware counsel to Covad (which counsel shall be reasonably satisfactory to SBC) substantially in the form of Exhibit B to this Agreement;

     2.6.7 Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

                                  ARTICLE III

                        CONDITIONS TO COVAD'S OBLIGATIONS

     The obligations of Covad to sell the Shares and effect the Closing shall be subject to the satisfaction by SBC, or waiver thereof by Covad, on or prior to the Closing Date of all of the following conditions:


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3.1 CONSENTS.

     All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated by this Agreement shall have expired or been terminated, and all other Consents shall have been obtained.

3.2 LITIGATION.

     No Litigation shall be pending, and no Legal Requirement shall have been enacted, entered, promulgated or issued, or shall have become or be deemed applicable, to any of the transactions contemplated by this Agreement by any Governmental Authority, that would (i) prohibit SBC's ownership of the Shares or prohibit Covad's operation of the Covad Business in any material respect as it is being operated as of the date of this Agreement or (ii) prevent, make illegal, or subject Covad to material damages in respect of, the consummation of the transactions contemplated by this Agreement, EXCEPT FOR Litigation in which there is neither (x) a Governmental Authority as a party nor (y) a material likelihood that the outcome would be either (i) or
     (ii) above.

3.3 SBC REPRESENTATIONS; COMPLIANCE WITH COVENANTS.

     SBC's representations and warranties in Article V shall be accurate in all material respects without regard to any materiality qualifiers contained therein when made and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing (except to the extent that any such representation and warranty speaks as of an earlier date), and SBC shall have in all material respects performed and complied with all covenants and agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, provided that this condition shall be satisfied if the inaccuracy of any representation or warranty, or the nonperformance or noncompliance with any covenant, agreement or condition, individually or in the aggregate, does not have a material adverse effect on SBC.

3.4 DELIVERIES.

     SBC shall have made or stand willing and able to make all of the deliveries to Covad set forth in Section 2.5 of this Agreement.

                                   ARTICLE IV

                         CONDITIONS TO SBC'S OBLIGATIONS

     The obligations of SBC to purchase the Shares and effect the Closing shall be subject to the satisfaction, or waiver by SBC, on or prior to the Closing Date of all of the following conditions:


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4.1 CONSENTS.

     All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated by this Agreement shall have expired or been terminated, and all other Consents shall have been obtained.

4.2 LITIGATION.

     No Litigation shall be pending, and no Legal Requirement shall have been enacted, entered, promulgated or issued, or shall have become or be deemed applicable, to any of the transactions contemplated by this Agreement by any Governmental Authority, that would (i) prohibit SBC's ownership of the Shares or prohibit Covad's operation of the Covad Business in any material respect as it is being operated as of the date of this Agreement or (ii) prevent, make illegal, or subject SBC or Covad to material damages in respect of, the consummation of the transactions contemplated by this Agreement, EXCEPT FOR Litigation in which there is neither (x) a Governmental Authority as a party nor (y) a material likelihood that the outcome would be either (i) or (ii) above.

4.3 COVAD'S REPRESENTATIONS; COMPLIANCE WITH COVENANTS.

     Covad's representations and warranties in Article VI shall be accurate in all respects without regard to any materiality qualifiers contained therein when made and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing (except to the extent that any such representation and warranty speaks as of an earlier date), and Covad shall have in all material respects performed and complied with all covenants and agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date, provided that this condition shall be satisfied if the inaccuracy of any representation or warranty, or the nonperformance or noncompliance with any covenant, agreement or condition, individually or in the aggregate, does not have a Material Adverse Effect.

4.4 COVAD CHANGE IN CONTROL EVENT.

     No Covad Change in Control Event shall have occurred.

4.5 REPRESENTATION AND WARRANTY RELATING TO COVAD CHANGE IN CONTROL EVENT.

     Covad's representations and warranties in Section 6.17 of this Agreement shall be accurate at and as of the Closing (notwithstanding the fact that it speaks as of the date of this Agreement) with the same effect as though such representations and warranties had been made at and as of the Closing.

4.6 ADVERSE DEVELOPMENTS.

     Since the date of this Agreement, there shall not have occurred any change, or any development involving a prospective change in or affecting the business, operations, properties, Assets or prospects of Covad (except for changes or conditions generally affecting the industries in which Covad operates or changes in general economic, regulatory or political conditions or changes affecting the financial markets generally) that has had or reasonably could be expected to have a Material Adverse Effect.

4.7 DELIVERIES.

     Covad shall have made or stand willing and able to make all of the deliveries to SBC set forth in Section 2.6 of this Agreement.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF SBC

     SBC hereby represents and warrants to Covad as follows:

5.1 ORGANIZATION AND STANDING.

     SBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.2 AUTHORIZATION BY SBC.

     5.2.1 This Agreement has been duly authorized and validly executed and delivered by SBC and constitutes the legal, valid and binding obligation of SBC enforceable against SBC in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity (collectively, the "Enforceability Exceptions").

     5.2.2 Except for the filing required by the HSR Act and the expiration of the waiting period associated with such filing, and except for the Consents as set forth in Schedule 6.2, the execution, delivery and performance of this Agreement by SBC will not, with or without the giving of notice or the lapse of time, or both, (i) violate any Legal Requirements to which SBC is subject, (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of SBC or any material agreement or commitment to which SBC is a party or by which SBC or any of SBC's assets, may be bound or affected, or (iii) require SBC to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Authority or non-governmental third party. Covad has informed SBC that no Consents are required for consummation of the transactions contemplated by this Agreement except as set forth in Section 6.2 of this Agreement.

5.3 LITIGATION. There is no Litigation pending against SBC or, to SBC's Knowledge, any Basis for Litigation or threatened Litigation against SBC which seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated by this Agreement, EXCEPT for Litigation in which there is neither (x) a Governmental Authority as a party nor (y) a material likelihood that the outcome would be an injunction of or material damages in respect of the consummation of the transactions contemplated by this Agreement. SBC is not a party to or involved in any Litigation which has a material adverse effect on SBC's ability to consummate, or would prevent the consummation of, the transactions contemplated by this Agreement.

5.4  FINDERS' AND BROKERS' FEES.

     Neither SBC, nor anyone on behalf of SBC, has any obligations to any broker, finder or agent, or agreed to pay any brokerage fee, finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.5  INVESTMENT INTENT; QUALIFICATION.

     5.5.1 SBC is acquiring the Shares solely for its own account, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof, in whole or in part, within the meaning of the Securities Act or any applicable state securities laws. SBC acknowledges that the Shares are not registered under the Securities Act, and that the Shares may not be resold by SBC unless registered pursuant to the Securities Act and any applicable state securities laws or unless an exemption therefrom is available. SBC acknowledges that Covad will rely upon the truth of the representations made in this Section 5.5 in determining that an exemption from the registration requirements of the securities laws is available in connection with the sale of the Shares pursuant to this Agreement. SBC acknowledges that the certificate(s) representing the Shares will bear an appropriate legend that states that the Shares have not been registered under the Securities Act and are subject to the restrictions on transferability under the Securities Act and this Agreement.

     5.5.2 SBC has the ability to evaluate the merits and risks associated with its investment in the Shares on the basis of SBC's knowledge and experience in financial and business matters. SBC is an "accredited investor" as defined in Rule 501 of the General Rules and Regulations under the Securities Act. SBC has not relied upon any representation or warranty made by Covad, or by any person on behalf of Covad, other than the representations and warranties contained in this Agreement. SBC has been afforded access to information regarding Covad and its financial condition, operating results, properties, liabilities, operations and management sufficient to enable it to evaluate the risks and merits of its investment in the Shares.

5.6  CURRENT OWNERSHIP.

     SBC does not Beneficially Own any shares of Common Stock.

5.7  REPRESENTATIONS NOT MISLEADING.

     The representations made by SBC in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF COVAD

     Covad hereby represents and warrants to SBC as follows:

6.1  ORGANIZATION AND STANDING OF COVAD.

     Covad is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except to the extent that failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of Covad is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except to the extent that a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

6.2  AUTHORIZATION BY COVAD; CONSENTS.

     6.2.1 Covad has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. Covad has taken all corporate action necessary to authorize this Agreement and the issue, sale and delivery of the Shares. This Agreement has been duly authorized, executed and delivered by Covad and is a legal, valid and binding obligation of Covad enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

     6.2.2 Except for the filing required by the HSR Act and the expiration of the waiting period associated with such filing, and except for the Consents set forth in Schedule 6.2, the execution, delivery and performance of this Agreement by Covad will not, with or without the giving of notice or the lapse of time, or both, (i) violate any Legal Requirements to which Covad is subject, (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of Covad, or any Covad

     License, any material contract to which Covad is a party or by which Covad may be bound or affected, except for such violation, conflict breach or default (other than any of the foregoing arising pursuant to the Certificate of Incorporation or By-Laws of Covad) which would not reasonably be expected to have a Material Adverse Effect or prejudice in any material respect the rights of SBC under this Agreement, or (iii) require Covad to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Authority or other Person, except for authorizations, consents, approvals or waivers or filings that are immaterial to the consummation of the transactions contemplated by this Agreement.

6.3  CORPORATE DOCUMENTS.

     True and correct copies of the Certificate of Incorporation and the By-Laws of Covad, certified by an appropriate officer of Covad, have been delivered to SBC and such Certificate of Incorporation and By-Laws have not been amended since the respective dates of certification thereof, nor has the Board of Directors or the shareholders of Covad taken any action for the purpose of effecting the amendment or modification of such Certificate of Incorporation or By-Laws.

6.4  LICENSES; QUALIFICATION.

     6.4.1 Covad or its Subsidiaries hold all the Covad Licenses listed in
          Schedule 6.4 to this Agreement in its corporate name. The Covad Licenses listed in Schedule 6.4 are all of the Licenses which are required in connection with the current operation of the Covad Business, except for Licenses the failure of which to obtain would not be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 6.4, all Covad Licenses are currently in full force and effect and there are no pending or, to the Knowledge of Covad, threatened revocation proceedings which would have a Material Adverse Effect on the operation of the Covad Business, nor, to the Knowledge of Covad, is there any Basis for any such proceeding. Covad has made available to SBC for SBC's review, accurate and complete copies of all Covad Licenses.

     6.4.2 All fees due and payable to Governmental Authorities pursuant to the Covad Licenses have been paid (except for fees due and payable which are being contested in good faith or with respect to which the failure to pay would not reasonably be expected to have a Material Adverse Effect) and, except as set forth on Schedule 6.4, no event has occurred which, with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation of the Covad Licenses. Except as set forth on Schedule 6.4, Covad is in compliance in all material respects with the terms of the Covad Licenses, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which Covad has received notice, nor, to Covad's Knowledge, is there any proceeding threatened, by any Governmental Authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the Covad

          Licenses, or the imposition of any material penalty or fine by any Governmental Authority, nor, to the Knowledge of Covad, is there any Basis for any such proceeding, in any case, which would reasonably be expected to have a Material Adverse Effect.

     6.4.3 Except as set forth on Schedule 6.4, to Covad's Knowledge, all applications, reports, fees, filings and other submissions required by any Governmental Authority have been made or paid in a timely fashion, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Covad.

6.5  LITIGATION.

     There is no Litigation pending against Covad or any of its Subsidiaries, or, to the Knowledge of Covad, a Basis for Litigation or threatened Litigation against Covad or any of its Subsidiaries which seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated by this Agreement, EXCEPT for Litigation in which there is neither (x) a Governmental Authority as a party nor (y) a material likelihood that the outcome would be an injunction of or material damages in respect of the consummation of the transactions contemplated by this Agreement. Except for those matters disclosed on Schedule 6.5, or as discussed in the SEC Reports, as of the date of this Agreement there is no Litigation or, to the Knowledge of Covad, Basis for Litigation, against Covad or any of its Subsidiaries (including proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) nor is there any governmental investigation pending or, to Covad's Knowledge, Basis for governmental investigation or threatened governmental investigation relating to Covad or any of its Subsidiaries or to which Covad or any such Subsidiary is a party, nor is there any Judgment relating to Covad or any of its Subsidiaries or to which Covad or any of its Subsidiaries is a party which is unsatisfied or requires continuing compliance, in any case, which would reasonably be expected to have a Material Adverse Effect. Neither Covad nor any of its Subsidiaries is a party to or involved in any Litigation which has a material adverse effect upon Covad's ability to consummate, or would prevent the consummation of, the transactions contemplated by this Agreement.

6.6  EXCLUSIVE DEALING.

     Except as disclosed in the SEC Reports, as of the date hereof, neither Covad nor any of its Affiliates is a party to any currently effective agreement, written or oral, involving the sale of any Covad securities, a material portion of Covad's Assets, or a material part of the Covad Business to any Person other than SBC.

6.7  COMPLIANCE WITH APPLICABLE LAWS.

     Covad and each of its Subsidiaries has complied and presently is in compliance with all applicable Legal Requirements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.8  TITLE TO SHARES; ABSENCE OF LIENS.

     6.8.1 The Shares have been duly authorized for issuance and, upon the consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable. None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription or similar rights. Except as disclosed on Schedule 6.8 or in the SEC Reports, there are no outstanding options or rights of any kind to acquire or subscribe for any Shares nor are there any obligations to issue, sell or otherwise cause to become outstanding any such options, rights, capital stock or securities. Except as disclosed on Schedule 6.8 or in the SEC Reports, Covad is not a party to, and does not have any Knowledge of, any voting trusts, proxies, voting agreements or other agreements with respect to the voting of the capital stock of Covad.

     6.8.2 SBC will acquire at the Closing good title to the Shares, free and clear of all Liens.

     6.8.3 Except as disclosed on Schedule 6.8, Covad owns all of the issued and outstanding capital stock of each of its Subsidiaries, excluding directors' qualifying shares.

6.9  FINANCIAL STATEMENTS.

     The unaudited Covad Financial Statements for June 30, 2000 are included in Covad's Form 10-Q for the three months ended June 30, 2000, and the audited financial statements for the year ended December 31, 1999 are included in Covad's most recent Form 10-K. The Covad Financial Statements have been prepared by Covad in accordance with GAAP and present fairly the financial position of Covad and its Subsidiaries as of the dates of such statements (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments). Covad does not have Knowledge of any material contingent liabilities that are not disclosed on the Covad Financial Statements or in the SEC Reports.

6.10 CONDUCT OF BUSINESS IN ORDINARY COURSE.

     From December 31, 1999 through the date of this Agreement, except as set forth on Schedule 6.10 or as disclosed in the SEC Reports, Covad has conducted the Covad Business only in the ordinary course and consistent with past practices. Since December 31, 1999, except as set forth on
     Schedule 6.10 or as disclosed in the SEC Reports, Covad has not: (i) incurred any indebtedness or Liens except in the ordinary course and consistent with past practices; (ii) paid any dividends; or (iii) waived any material rights of Covad under any material contract or Covad License. The Parties acknowledge that Covad periodically engages in financings and that such financings are in the ordinary course and consistent with past practices.

6.11 NO MATERIAL ADVERSE EFFECT.

     Since December 31, 1999, except as set forth in Schedule 6.11 to this Agreement or the SEC Reports, there has been no Material Adverse Effect (except for changes or conditions generally affecting the industries in which Covad operates or changes in general economic, regulatory or political conditions or changes affecting the financial markets generally).

6.12 ABSENCE OF DEFAULTS.

     Except as disclosed on Schedule 6.12, neither Covad nor any of its Subsidiaries is in material default under or in material violation of any provision of its Certificate of Incorporation or By-Laws or contained in any other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, and neither Covad nor any of its Subsidiaries is in material violation of any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties, in any such case, which would reasonably be expected to have a Material Adverse Effect.

6.13 CAPITAL STOCK OF COVAD.

     The authorized capital stock of Covad as of the date of this Agreement is as set forth on Schedule 6.13, and no other shares are issued or outstanding. Each issued and outstanding share of Common Stock is duly and validly authorized and issued and is fully paid and nonassessable. As of the date hereof, there is no existing option, warrant, call or commitment of any kind relating to the capital stock of Covad or securities convertible into capital stock of Covad, except as set forth on Schedule
     6.13 or the SEC Reports. The Shares are not and will not at the time of issuance be subject to any preemptive right of any shareholder.

6.14 FINDER'S AND BROKERS' FEES.

     Neither Covad, nor anyone on behalf of Covad, has any obligations to any broker, finder or agent, or agreed to pay any brokerage fee, finder's fee or commission in connection with this Agreement and the transactions contemplated by this Agreement.

6.15 TAXES.

     Covad and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it (other than assessments being contested in good faith), including payroll taxes, except in each case where the failure to file or pay would not reasonably be expected to have a Material Adverse Effect.

6.16 SUBSIDIARIES.

     Other than as set forth on Schedule 6.16 to this Agreement, Covad has no Subsidiaries.

6.17 COVAD CHANGE IN CONTROL EVENT.

     As of the date of this Agreement, Covad does not presently contemplate a Covad Change in Control Event, and Covad has no Knowledge of circumstances existing as of the date of this Agreement that have a reasonable possibility of resulting in a Covad Change in Control Event (except for changes or conditions generally affecting the industries in which Covad operates or changes in general economic, regulatory or political conditions or changes affecting the financial markets generally).

6.18 REPRESENTATIONS NOT MISLEADING.

     The representations made by Covad in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII

                                COVENANTS OF SBC

     SBC hereby covenants and agrees with Covad as follows:

7.1  COOPERATION.

     SBC will use commercially reasonable efforts and cooperate with Covad to secure promptly all necessary Consents and to prepare and file promptly all notifications under the HSR Act in connection with this Agreement and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters.

7.2  COMPLIANCE WITH SECURITIES LAWS.

     SBC will not sell or otherwise dispose of any Shares except in compliance with the provisions of the Securities Act, the SEC's regulations thereunder and other applicable federal and state securities and Blue Sky laws.

7.3  CONFIDENTIALITY; PRESS RELEASES.

     No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by SBC without the prior consent of Covad, which consent shall not be unreasonably withheld, and SBC shall furnish to Covad advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated by this Agreement and the date upon which SBC proposes to make such press release. This provision shall not, however, be construed to prohibit SBC from making any disclosures to any Governmental Authority or other Person which it is required to make under any Legal Requirement or to obtain any Consents.

7.4  LOCK-UP PERIOD.

     Notwithstanding anything to the contrary in this Agreement, for a period of one year from the Closing Date, SBC shall not, without Covad's prior written consent, directly or indirectly, sell, pledge, contract to sell, transfer or otherwise dispose of any of the Shares or any interest therein, unless there has been a Covad Change in Control Event. Any attempted sale, pledge, transfer or other disposition by SBC which is not in compliance with this Section 7.4 shall be null and void.

7.5  FURTHER ASSURANCES.

     At any time or from time to time after the Closing Date, SBC shall execute and deliver any further instruments or documents, and take all such further action as Covad may reasonably request, in order to effect this Agreement and issue and deliver the Shares to SBC free and clear of all Liens.

7.6  RIGHTS OF FIRST OFFER AND REFUSAL.

     7.6.1 Prior to any sale, transfer or other disposition of Shares (a "Sale"), SBC shall first give written notice (a "First Offer Notice") to Covad stating the intention of SBC to cause such a Sale, the name and address of the proposed transferee, if any, the consideration which SBC propose to have paid by a transferee (the "First Offer Price") and the other material terms upon which such Sale is proposed. If the consideration specified in the First Offer Notice is other than cash, the First Offer Price shall be the fair market value of the non-cash consideration.

     7.6.2 Upon receipt of the First Offer Notice, Covad shall have an irrevocable non-transferable option (the "First Offer") to purchase the Shares that are the subject of the First Offer Notice at the First Offer Price in cash and upon the same terms and conditions as those proposed by SBC. The First Offer Notice shall specify that the closing of the purchase by Covad shall occur not later than ten (10) Business Days after the offer is accepted (or, if any Consents are required, the later of ten (10) Business Days after the offer is accepted and five (5) Business Days after the receipt of any such Consents). Covad shall have ten (10) Business Days to accept or reject the First Offer. If Covad accepts the First Offer, Covad shall send written notice of such acceptance to SBC (the "Acceptance Notice") and shall be obligated to purchase the Shares subject to the First Offer on the terms and conditions set forth in the First Offer Notice.

     7.6.3 Upon exercise by Covad of its right of First Offer, Covad and SBC shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any Government Approvals required, to comply as soon as reasonably practicable with all Applicable Law and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith.

     7.6.4 If the First Offer is not accepted, or if Covad has exercised its right of First Offer but the transaction fails to close, then SBC shall be free, for a period of one hundred twenty (120) days from the earlier of (i) the expiration of the acceptance period with respect to such First Offer pursuant to Section 7.6.2 of this Agreement and (ii) the date SBC shall have received written notice from Covad stating that Covad does not intend to accept the First Offer to sell the Shares subject to the First Offer to one or more third parties for consideration equal to or greater than the First Offer Price on no more favorable terms to the third party than were contained in the First Offer Notice.

     7.6.5 If the third party to whom SBC proposes to sell the Shares is a Significant Competitor of Covad, SBC shall give written notice (a "First Refusal Notice") to Covad stating the intention of SBC to cause such a Sale, the name and address of the proposed transferee, the consideration which SBC propose to have paid by a transferee (the "First Refusal Price") and the other material terms upon which such Sale is proposed. If the consideration specified in the First Refusal Notice is other than cash, then the First Refusal Price shall be the fair market value of the non-cash consideration. SBC shall comply with Sections 7.6.5 to 7.6.8 of this Agreement even if SBC already has complied with Sections 7.6.1 to 7.6.4 of this Agreement with respect to the same Shares.

     7.6.6 Upon receipt of the First Refusal Notice, Covad shall have an irrevocable non-transferable option (the "First Refusal") to purchase the Shares that are the subject of the First Refusal Notice at the First Refusal Price in cash and upon the same terms and conditions as those proposed by SBC. The First Refusal Notice shall specify that the closing of the purchase shall occur not later than ten (10) Business Days after the offer is accepted (or, if any Government Approvals are required, the later of ten (10) Business Days after the offer is accepted and five (5) Business Days after the receipt of any such Government Approvals). Covad shall have ten (10) Business Days to accept or reject the First Refusal. If Covad accepts the First Refusal, Covad shall send written notice of such acceptance to SBC and shall be obligated to purchase the Shares subject to the First Refusal on the terms and conditions set forth in the First Refusal Notice.

     7.6.7 Upon exercise by Covad of its right of First Refusal, Covad and SBC shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any Government Approvals required, to comply as soon as reasonably practicable with all Applicable Law and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith.

     7.6.8 If the First Refusal is not accepted, then SBC shall be free, for a period of sixty (60) days from the earlier of (i) the expiration of the acceptance period with respect to such First Refusal pursuant to
          Section 7.6.6 of this Agreement and (ii) the date SBC shall have received written notice from Covad stating that Covad does not intend to accept the First Refusal to sell the Shares to the third party identified in the First Refusal Notice for the First Refusal Price.

7.7  BOARD OF DIRECTORS.

     7.7.1 From and after the date of this Agreement and until the fifth anniversary of the Closing Date, SBC will vote, or cause to be voted (or grant consents to vote in any action to be taken by written consent), the Shares and any other shares of Common Stock that SBC or its Affiliates may acquire or Beneficially Own (collectively, the Shares and any such other shares shall be referred to as the "SBC Shares") for nominees to Covad's Board of Directors either (i) as recommended by Covad's Board of Directors or (ii) in proportion to the votes cast by other holders of Voting Securities of Covad, at SBC's choice.

     7.7.2 SBC agrees that all SBC Shares will be represented, in person or by proxy, at all meetings of holders of Voting Securities of which SBC has actual notice, so that all SBC Shares may be counted for the purpose of determining the presence of a quorum at such meetings (it being acknowledged that even if SBC has chosen to vote in proportion to the votes cast by other holders of Voting Securities of Covad with respect to the election of directors, all SBC Shares (as opposed to simply a portion of the SBC Shares corresponding to the proportion of the other shares of Common Stock represented in such vote) will be voted with respect to the election of directors in proportion to votes cast by the other holders of Voting Securities). Whenever stockholders act by written consent with respect to the election of directors, if SBC chooses to act in proportion to the consents of other stockholders it shall consent to such action with respect to a percentage of the SBC Shares equal to the percentage of outstanding shares other than SBC Shares that consent to such action.

     7.7.3 SBC hereby revokes any and all previous proxies granted with respect to the SBC Shares that are inconsistent with the voting agreement set forth in this Section 7.7. By entering into this Agreement, SBC hereby grants a proxy appointing Robert E. Knowling, Jr. (or if he ceases to be Chief Executive Officer of Covad, the person holding the office of Chief Executive Officer of Covad from time to time) as SBC's attorney-in-fact and proxy, with full power of substitution, for and in SBC's name, to be represented at meetings of holders of Voting Securities and to vote or consent or otherwise to utilize such voting power solely in the manner contemplated by this Section 7.7. The proxy granted by SBC pursuant to this Section 7.7.3 is irrevocable until the fifth anniversary of the Closing Date, except in the case of a Sale, and is coupled with an interest and is granted in consideration of Covad entering into this Agreement and consummating the Closing under this Agreement and as security for the obligations of SBC herein.

     7.7.4 If SBC is not the record owner of any SBC Shares as to which it or any of its Affiliates is the Beneficial Owner, SBC agrees to cause or direct the record holder to act in respect of such SBC Shares in accordance with the terms of this Agreement or, to the extent permitted by law, to provide a proxy to Covad with respect thereto.

     7.7.5 SBC hereby covenants and agrees that it shall not, nor shall it permit its Affiliates to, enter into any voting agreement or grant a proxy or power of attorney or take any other action with respect to the SBC Shares which is inconsistent with this Agreement.

     7.7.6 SBC hereby covenants and agrees that SBC will not, nor shall it permit its Affiliates to, sell, transfer, pledge or otherwise dispose of any of the SBC Shares or any interest therein to a Significant Competitor unless (i) such sale, transfer, pledge or disposition is permitted under this Agreement and (ii) such sale, transfer, pledge or disposition is to a Significant Competitor (other than a Significant Competitor who, without prearranging such purchase with SBC or its Affiliates, purchases SBC Shares in the public markets pursuant to and in compliance with the restrictions of Section 7.8) that agrees in writing to be bound by the terms and conditions of this Agreement on terms satisfactory to Covad in its reasonable discretion.

     7.7.7 SBC will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to take the actions required to be taken by SBC under this Agreement. SBC agrees, at the request of Covad, to enter into such other arrangement, agreement or proxy with respect to the voting of the SBC Shares to effect the intent of this Section 7.7.

7.8  DISPOSITION.

     SBC shall seek to effect any transfer of Shares (other than through a private resale in a transaction exempt from the registration requirements of the Securities Act) in a manner that will avoid material harm to the market price of the Common Stock. SBC and Covad shall negotiate in good faith reasonable restrictions, including volume limitations, on such transfers to seek to avoid material harm to the market price of the Common Stock.

7.9  STANDSTILL.

     From and after the date of this Agreement and until the fifth anniversary of the Closing Date, unless specifically invited in writing by Covad, neither SBC nor any of its Affiliates (excluding officers and members of the board of directors of SBC or any of its Affiliates acting in their individual capacity) shall, directly or indirectly, (a) acquire any additional securities (or Beneficial Ownership thereof) or Assets of Covad or any of its Subsidiaries (other than acquisitions of securities of Covad which are de minimis in relation to the holdings of such class of securities by SBC and its Affiliates), (b) initiate or cause any other Person to initiate, or participate with any other Person in initiating or sustaining, any tender or exchange offer, merger or other business combination involving Covad, (c) initiate or cause any other Person to initiate, or participate with any other Person in initiating or sustaining, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Covad or any of its Subsidiaries,
     (d) initiate or cause any other Person to initiate, or participate with any other Person in initiating or sustaining, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any Voting Securities of Covad, (e) grant any proxies with respect to Covad Voting Securities to any Person or deposit any Voting Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof, (f) form, join or participate in a "group" (as defined in the Securities Exchange Act) with respect to Covad with respect to the matters set forth in (a) to (h), (g) seek or cause any other Person to seek representation on the Covad Board of Directors or seek or cause other Persons to seek the removal of any member of the Covad Board of Directors, or (h) take any action which would reasonably be expected to force Covad to make a public announcement regarding any of the types of matters set forth in (a) to (c) above; provided, however, that nothing this
     Section 7.9 shall be construed to prohibit SBC from discussing, with Covad's consent, any of the matters set forth in (a) to (e) or (g) with Covad, its Subsidiaries and their representatives so long as such discussions are not proposed or disclosed by SBC or its Affiliates in a public manner or conducted in a manner which would reasonably be expected to force Covad to make a public announcement of such discussions or proposal; provided, further, that once a Person (without the participation or assistance of SBC or its Affiliates) initiates or proposes to initiate matters set forth in (b), (c), (d) or (g) which, if consummated, would constitute a Covad Change in Control Event, SBC shall have no further obligations under this Section 7.9 unless such a matter set forth in such clauses is not consummated, in which case this Section 7.9 shall become applicable for the remainder of the period until the fifth anniversary of the Closing Date.

                                  ARTICLE VIII

                               COVENANTS OF COVAD

     Covad hereby covenants and agrees with SBC as follows:

8.1  COOPERATION.

     Covad will use commercially reasonable efforts and cooperate with SBC to secure promptly all necessary Consents and to prepare and file promptly all notifications under the HSR Act in connection with this Agreement and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters.

8.2  ACCESS TO COVAD INFORMATION.

     During the period prior to Closing, subject to reasonable confidentiality restraints, Covad will grant to SBC and its representatives reasonable access to all the premises, books, records, inventory, and physical plant relating to Covad. Covad shall cause its representatives and independent auditors to furnish to SBC such financial and other data and information with respect to Covad as SBC and/or its independent accountants and counsel shall reasonably request, to the extent already in existence and permitted by law.

8.3  OPERATION OF COVAD BUSINESS.

     Except as contemplated by this Agreement, between the date of the Agreement and the Closing, Covad (i) shall, in all material respects, operate the Covad Business, serve its customers, and preserve and maintain the Assets of Covad and relationships with customers, vendors and employees in a reasonable and prudent manner and (ii) shall, in all material respects, conduct the Covad Business within the lines of business contemplated by Covad's current business plan. Through the Closing Date, Covad will use its best efforts to maintain the current status of the Covad Licenses.

8.4  CONFIDENTIALITY; PRESS RELEASES.

     No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by Covad without the consent of SBC, which consent shall not be unreasonably withheld, and Covad shall furnish to SBC advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated by this Agreement and the date upon which Covad proposes to make such press release. This provision shall not, however, be construed to prohibit Covad from making any disclosures to any Governmental Authority or other Person which it is required to make under any Legal Requirement, or to obtain any Consents or from making any public disclosures as may be required to comply with Applicable Law or the rules and regulations of any stock exchange or of Nasdaq.

8.5  NOTIFICATION OF CHANGE IN CONTROL EVENT.

     From and after the date of this Agreement and until the first anniversary of the Closing Date, Covad shall promptly notify SBC upon the occurrence of any Covad Change in Control Event. Such notification may be effected through public disclosure.

8.6  REGISTRATION RIGHTS.

     8.6.1 (a) At any time in the five (5) years after the Permitted Registration Date, any Holder or Holders holding, in the aggregate, at least 51 percent of the Shares eligible for registration pursuant to Section 8.6.7 of this Agreement shall have the right, on one occasion only, by written request of one or more Holders (the "Selling Shareholders") to Covad, to require Covad to prepare a registration statement (the "Registration Statement") on the appropriate form under the Securities Act with respect to some or all of the Shares then owned by such Selling Shareholders.

          (b) If the Selling Shareholders so elect, the offering of such Shares pursuant to such Registration Statement shall be in the form of an underwritten offering. A majority in interest of the Selling Shareholders shall have the right to select the managing underwriters and any additional investment bankers and managers to be used in connection with such offering, subject to Covad's approval, which approval shall not be unreasonably withheld.

          (c) The Selling Shareholders will inform Covad of the time and manner of any disposition of Shares, and agree to reasonably cooperate with Covad in effecting the disposition of the Shares in a manner that does not unreasonably disrupt the public trading market for the Common Stock.

          (d) Covad will have the right to preempt any Registration Statement with a primary registration by delivering written notice (within ten (10) business days after Covad has received a request for such Registration Statement) of such intention to SBC indicating that Covad intends to file a registration statement with respect to such a primary registration within 90 days of such notice and complete the sale as soon as practicable thereafter. In the ensuing primary registration, the Holders will have such piggyback registration rights as are set forth in Section 8.6.2 of this Agreement. Upon Covad's preemption of a requested Registration Statement, such requested registration will not count as the one demand registration pursuant to this Section 8.6.1; PROVIDED that the demand registration will not be deemed preempted if the Holders are permitted to sell all requested securities in connection with the ensuing primary offering by exercising their piggyback registration rights as set forth in
               Section 8.6.2 of this Agreement. Covad may exercise the right to preempt only twice in any 360-day period; PROVIDED, that notwithstanding this Section 8.6.1(d) or Section 8.6.4(a) of this Agreement during any 360-day period there shall be at least two periods of at least 90 consecutive days during which the Selling Shareholders may effect a demand registration under this Section 8.6.1.

     8.6.2 If, at any time in the five (5) years after the Permitted Registration Date, Covad shall propose to prepare on its own behalf or on behalf of any holders of any of its

          Common Stock a registration statement in connection with an underwritten public offering of any shares of such Common Stock (other than a registration statement on Form S-4 or S-8 or such other form as shall be prescribed under the Securities Act for the same purposes), then Covad shall give each Holder written notice at least twenty (20) or, in case of a registration statement proposed to be filed pursuant to Rule 415 of the Securities Act (other than a registration statement covering shares issued in acquisitions pursuant to Section 4(2) under the Securities Act or covering shares pursuant to the exercise of demand registration rights of other holders of securities of Covad), ten (10) Business Days before the anticipated filing date of such registration statement. Should any Holder desire to have any Shares included in such registration statement, such Holder shall so notify Covad in writing no later than ten (10) or, in the case of a registration statement proposed to be filed pursuant to Rule 415 of the Securities Act, five (5) Business Days after Covad's notice is given, setting forth the number of Shares which such Holder requests to be included in the registration statement and providing any other information requested by Covad in its original notice relating to inclusion in the registration statement. Any such registration statement that includes Shares is hereinafter included in the term "Registration Statement," and each Holder who owns Shares included in a Registration Statement shall be a Selling Shareholder with respect to such Registration Statement. If Covad shall determine in its sole discretion not to register or to delay the proposed offering, Covad may, at its election, provide written notice of such determination to the Holders and (i) in the case of a determination not to effect the proposed offering, shall thereupon be relieved of the obligation to register such Shares in connection therewith, and (ii) in the case of a determination to delay a proposed offering, shall thereupon be permitted to delay registering such Shares for the same period as the delay in respect of the proposed offering. As between Covad and the Selling Shareholders, Covad shall be entitled to select the underwriters in connection with any piggyback registration under this
          Section 8.6.2. The Holders' exercise of their piggyback registration rights under this Section 8.6.2 shall not extinguish their demand registration rights under Section 8.1.1(a) of this Agreement.

     8.6.3 In connection with a Holder's request for registration of Shares pursuant to Section 8.6.2 of this Agreement, Covad may refuse to include Shares in a registration statement if in Covad's reasonable judgment, based on the advice of its investment banker, inclusion of such Shares would have a material adverse effect on Covad's ability to complete such underwritten public offering or on the price, timing or distribution of the offering (a "Cutback"). In the event of a Cutback, Covad will include in such registration statement, to the extent of the number which Covad is so advised can be sold in such offering without having a material adverse effect on the ability of Covad to complete such offering or on the price, timing or distribution of the offering, first, shares of Common Stock requested to be included in such registration by shareholders exercising demand registration rights, second securities Covad proposes to sell for its own account, and, subject to the rights existing as of the date of this Agreement of holders of registration rights with respect to securities of Covad, third Shares and fourth other securities of Covad included in such registration by the holders thereof. Prior to any Cutback, Covad shall provide to the Holders that have requested that Shares be included in the registration statement pursuant to Section 8.6.2 of this Agreement a letter from Covad's investment banker explaining why inclusion of such Shares would have a material adverse effect on Covad's ability to complete such underwritten public offering. If the Holders' investment banker believes that the Shares can be included in the registration statement without having a material adverse effect on Covad's ability to complete such underwritten public offering, Covad's investment banker and the Holders' investment banker shall within ten (10) days appoint a third investment banker who shall determine within ten (10) days whether such Shares can be included in the registration statement without having a material adverse effect on Covad's ability to complete such underwritten public offering.

     8.6.4 With respect to any Registration Statement under this Section 8.6 of this Agreement, Covad will:

          (a) prepare and file with the SEC the Registration Statement within 120 days after a Selling Shareholder's notice requesting registration or inclusion in a proposed registration, and use its reasonable efforts to cause the securities covered by such Registration Statement to become registered and such Registration Statement to be declared effective as expeditiously as possible under the Securities Act or other applicable federal law and regulations (and cause to be prepared and file any amendments or supplements thereto as may be necessary to comply with applicable federal law and regulations); PROVIDED, that if Covad shall furnish to SBC a certificate signed by Covad's Chairman, President or any Vice-President stating that in his or her good faith judgment it would be materially detrimental or otherwise materially disadvantageous to Covad or its stockholders for any Registration Statement under this Section 8.6 to be filed (because, for example, the sale of Shares covered by such Registration Statement or the disclosure of information in any related prospectus or prospectus supplement would materially interfere with any acquisition, financing or other material event or transaction which is then prejudicial to Covad), Covad may postpone the filing or postpone or suspend the effectiveness of a Registration Statement for a period of not more than 120 days; PROVIDED, that notwithstanding this Section 8.6.4(a) or Section 8.6.1(d) of this Agreement during any 360-day period there shall be two periods of at least 90 consecutive days during which Covad will make the Registration Statement available for Holders; and PROVIDED FURTHER, that if (i) the effective date of any Registration Statement filed pursuant to Section 8.6.1 of this Agreement would otherwise be at least 45 calendar days, but fewer than 90 calendar days, after the end of Covad's fiscal year, and
               (ii) the Securities Act requires Covad to include audited financials as to the end of such fiscal year, Covad may delay the effectiveness of such registration statement for such period as is reasonably necessary to include therein its audited financial statements for such fiscal year;

          (b) use its reasonable efforts to cause to be registered or qualified the securities covered by such Registration Statement under such securities or Blue Sky laws in such jurisdictions within the United States as any Selling Shareholder may reasonably request; provided, however, that Covad reserves the right, in its sole discretion, not to cause to be registered or qualified such securities in any jurisdiction where Covad would be required in connection therewith to execute a general consent to service or to qualify as a foreign corporation or to subject itself to taxation;

          (c) maintain the effectiveness of any Registration Statement for a period of at least 30 days;

          (d) promptly notify each Selling Shareholder of the happening of any event as a result of which any preliminary or final prospectus or prospectuses included in any Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements not misleading in light of the circumstances then existing;

          (e) furnish, at the request of any underwriter or other third party, an opinion, dated the date the Registration Statement became effective, of counsel representing Covad (which may be in-house counsel) for the purposes of such registration, addressed to the underwriter or third party and to such Selling Shareholder as to such customary legal matters as such underwriter or third party shall reasonably request; and

          (f) furnish, at the request of any underwriter or other third party, a letter, dated the date the Registration Statement became effective, of independent certified public accountants of Covad, addressed to the underwriter or other third party and to such Selling Shareholder as to such customary accounting matters as such Selling Shareholder shall reasonably request.

     8.6.5 The obligations of Covad to cause a Registration Statement to be prepared pursuant to the provisions of this Section 8.6 and each Selling Shareholder's right to have shares of Common Stock included in any Registration Statement pursuant to the provisions of this Section
          8.6 shall be subject to the following conditions:

          (a) Each Selling Shareholder shall furnish to Covad in writing such information and documents as, in the opinion of Covad's counsel, may be reasonably required to properly cause to be prepared such Registration Statement in accordance with applicable provisions of the Securities Act and the SEC's regulations thereunder or federal or state securities or Blue Sky laws and regulations then in effect;

          (b) If a Selling Shareholder desires to sell and distribute Shares over a period of time, or from time to time, pursuant to a Registration Statement prepared pursuant to the provisions of this Section 8.6, then such Selling Shareholder shall execute and deliver to Covad such written undertakings as Covad and its counsel may reasonably require in order to assure full compliance with the relevant provisions of the Securities Act and the SEC's regulations thereunder or other federal or state securities or Blue Sky laws and regulations as then in effect; and

          (c) Upon receipt of any notice from Covad of the occurrence of any event of the kind described in Section 8.6.4(d) of this Agreement, the Selling Shareholders will forthwith discontinue the offer and sale of Shares pursuant to the Registration Statement covering such Shares until receipt by the Selling Shareholders and any underwriters of the offering of a notice from the Company that the use of the Registration Statement may be resumed and, if applicable, such persons have received copies of any supplemented or amended prospectus and, if so directed by Covad, the Selling Shareholders will deliver to Covad all copies, other than permanent file copies then in the possession of Selling Shareholders, of the most recent prospectus covering such Shares at the time of receipt of such notice. In the event Covad shall give such notice described in Section 8.6.4(d) of this Agreement and such Registration Statement is already effective, Covad shall extend the period during which such Registration Statement shall be maintained effective as provided in Section 8.6.4(c) of this Agreement by the number of days during the period from and including the date of the delivering of such certificate or giving of such notice to the date when Covad shall notify the Selling Shareholders that sales under the Registration Statement may be resumed and make available to the Selling Shareholders any such supplemented or amended prospectus.

     8.6.6 The Selling Shareholder will pay or cause to be paid all fees and expenses (including all Blue Sky and National Association of Securities Dealers, Inc. filing and registration fees, accounting fees and disbursements, printing costs, attorneys' fees and disbursements) arising out of the preparation, filing, amending and supplementing of a Registration Statement pursuant to Section 8.6.1 of this Agreement in which only the Selling Shareholder participates, or a proportionate portion thereof if Covad or other holders participate in such Registration Statement filed pursuant to Section 8.6.1 of this Agreement. Covad shall pay all fees and expenses (including all Blue Sky and National Association of Securities Dealers, Inc. filing and registration fees, accounting fees and disbursements, printing costs, attorneys' fees and disbursements) arising out of the preparation, filing, amending and supplementing of a Registration Statement pursuant to

          Section 8.6.2 of this Agreement. Notwithstanding the foregoing, the Selling Shareholders shall pay (i) any underwriting fees, discounts or commissions attributable to the sale of the Shares, (ii) fees and expenses of counsel for the Selling Shareholders and (iii) any out-of-pocket expenses of the Selling Shareholders.

     8.6.7 Particular shares shall no longer be eligible for registration under this Section 8.6 as soon as they (i) have been sold or otherwise disposed of pursuant to a registration statement that was filed with the SEC and declared effective under the Securities Act, (ii) have been sold or otherwise disposed of pursuant to Rule 144 under the Securities Act, or (iii) have been otherwise sold, transferred or disposed of by a Holder to any Person that is not a Holder.

     8.6.8 Notwithstanding anything in this Section 8.6 to the contrary, the registration rights granted by Covad to SBC and the obligations of Covad under this Section 8.6 shall be subject to, and, to the extent inconsistent with, shall be deemed modified to the minimum extent necessary so as not to be inconsistent with, any registration rights of holders of Covad securities in existence as of the date of this Agreement.

8.7  LISTING.

     Upon SBC's request, Covad will use its best efforts, and diligently take all steps necessary, to list the Shares for trading on the Nasdaq or any other securities exchange on which the Common Stock is traded.

8.8  FURTHER ASSURANCES.

     At any time or from time to time after the Closing Date, Covad shall execute and deliver any further instruments or documents, and take all such further action as SBC may reasonably request, in order to effect this Agreement and to issue to SBC the Shares free and clear of all Liens, except for Liens as SBC may cause to attach to the Shares.

                                   ARTICLE IX

                                   TERMINATION

9.1  TERMINATING EVENTS.

     This Agreement may be terminated prior to Closing:

     9.1.1 By the mutual written consent of Covad and SBC; or

     9.1.2 By Covad, by ten (10) Business Days written notice to SBC (if Covad is not then materially in default or breach of this Agreement), if SBC shall default in any material respect in the performance of any of its obligations under this Agreement or the Ancillary Agreements, and such default or breach has not been cured by SBC within seven (7) Business Days following receipt of written notice from Covad of Covad's intention to terminate this Agreement; or

     9.1.3 By SBC, by ten (10) Business Days written notice to Covad (if SBC is not then materially in default or breach of this Agreement), if Covad shall default in any material respect in the performance of any of its obligations under this Agreement or the Ancillary Agreements, and such default or breach has not been cured by Covad within seven (7) Business Days following receipt of written notice from SBC of SBC's intention to terminate this Agreement; or

     9.1.4 By either SBC or Covad if the Closing has not occurred on or before December 31, 2000, provided that such date shall be extended in monthly increments (but not beyond February 28, 2001) at the election of either party if the conditions specified in Sections 3.1 and 4.1 of this Agreement are the only conditions that would not be satisfied if the Closing were to occur on the date such election is made (provided further that the right to terminate this Agreement under this Section
          9.1.4 shall not be available to any Party whose breach of any obligation under this Agreement has been a cause of or resulted in the failure of the Closing to occur on or before such date); or

     9.1.5 By either SBC or Covad, in the event that SBC or Covad receives a final and nonappealable written statement from any Governmental Authority that states that such Governmental Authority has disapproved or will not give approval to this Agreement, which disapproval would cause the Parties to be unable to consummate the transactions contemplated by this Agreement or would make a condition to the terminating Party's obligation to consummate this transaction impossible to satisfy; PROVIDED, that no Party may terminate this Agreement pursuant to the terms of this Section 9.1.5 if such Party is in material breach of this Agreement.

9.2 EFFECT ON OBLIGATIONS. In the event of any termination of this Agreement pursuant to Section 9.1.1, 9.1.4 or 9.1.5 of this Agreement, neither SBC nor Covad shall have any further liability under this Agreement, except with respect to the confidentiality provisions of this Agreement. In the event of a termination under Section 9.1.2 or 9.1.3 of this Agreement, both Parties shall retain all their rights at law or in equity.

                                    ARTICLE X

                                 INDEMNIFICATION

10.1 INDEMNIFICATION BY COVAD.

     10.1.1 Covad hereby agrees to indemnify SBC and its Affiliates and their respective officers and directors against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party for or on account of or arising from or in connection with any breach of any representation, warranty or covenant of Covad contained in this Agreement, without regard to any materiality qualifiers contained therein, provided, however, that Covad shall not have any liability under this Section 10.1 unless the aggregate of all Losses relating thereto exceed on a cumulative basis Six Million Dollars ($6,000,000). Covad's maximum liability under this
          Section 10.1.1 shall not exceed One Hundred Fifty Million Dollars ($150,000,000).

     10.1.2 Covad agrees to indemnify and hold harmless each Selling Shareholder and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange
          Act) such Selling Shareholder (a "Control Person") against any Losses to which such Selling Shareholder or any such Control Person may become subject, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final Registration Statement prepared pursuant to Section 8.6 of this Agreement or prospectus with respect thereto, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Covad will not be liable in any case (i) to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished by or on behalf of such Selling Shareholder or any such Control Person specifically for use in the preparation thereof, or (ii) insofar as Covad has notified such Holder of a suspension period, as described in
          Section 8.6.5(c) of this Agreement, and the Holder has sold Shares notwithstanding receipt of such notice; PROVIDED, HOWEVER, that Covad shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement, the prospectus included therein, or any document incorporated therein by reference (the "Prospectus"), if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of Covad with copies of the Prospectus as so amended or supplemented it required to be delivered, such Holder thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of a Prospectus to the Person asserting such loss, claim, damage, liability or expense who purchased such Prospectus which is the subject thereof from such Holder.

10.2 INDEMNIFICATION BY SBC.

     10.2.1 SBC hereby agrees to indemnify Covad and its Affiliates and their respective officers and directors against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party for or on account of or arising from or in connection with any breach of any representation, warranty or covenant of SBC contained in this Agreement, without regard to any materiality qualifiers contained therein, provided, however, that SBC shall not have any liability under this Section 10.2 unless the aggregate of all Losses relating thereto exceed on a cumulative basis Six Million Dollars ($6,000,000) (but such limitation shall not apply to Losses suffered or incurred for or on account of any breach of SBC's obligation under this Agreement to pay the Purchase Price). SBC's maximum liability under this Section 10.2.1 shall not exceed One Hundred Fifty Million Dollars ($150,000,000).

     10.2.2 SBC and any other Selling Shareholder to whom SBC's rights under this Agreement have been transferred will, severally and not jointly, indemnify and hold harmless Covad and each of its directors, officers and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange
          Act) Covad (a "Company Control Person") to the same extent as set forth in the foregoing indemnity from Covad to each Selling Shareholder set forth in Section 10.1.2 of this Agreement, but only with reference to written information included in any preliminary or final Registration Statement prepared pursuant to Section 8.6 of this Agreement or prospectus with respect thereto, or amendment or supplement thereto, furnished by or on behalf of such Selling Shareholder specifically for use in the preparation of such documents.

10.3 LOSSES.

     The amount of any Losses for which indemnification is provided under this
     Article X shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses and shall be increased to take account of any Tax cost to the Indemnified Party and reduced to take account of any Tax benefit to the Indemnified Party arising from the incurrence or payment of any Losses.

10.4 SURVIVAL.

     The representations and warranties made by Covad contained in Article VI of this Agreement, and the obligation of Covad to indemnify SBC pursuant to
     Section 10.1 of this Agreement, shall survive the execution and delivery of this Agreement, any examination or due diligence inquiry by SBC and the Closing until the date which is 18 months after the Closing Date, except that the representations and warranties made by Covad in Section 6.8 of this Agreement (Title to Shares; Absence of Liens) shall survive for the applicable statute of limitations. The representations and warranties made by SBC contained in Article V of this Agreement, and the obligation of SBC to indemnify SBC pursuant to Section 10.2 of this Agreement, shall survive the execution and delivery of this Agreement, any examination or due diligence inquiry by Covad and the Closing until the date which is 18 months after the Closing Date. The obligations to indemnify and hold harmless a Party, pursuant to Section 10.1 and Section 10.2 of this Agreement, shall survive only until the expiration of the applicable survival period for the representation and warranty or covenant under which the claim for indemnification is being made; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Party to be providing the indemnification.

10.5 PROCEDURES RELATING TO THIRD PARTY CLAIMS

     10.5.1 In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five
          (5) Business Days after the Indemnified Party's receipt thereof copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

     10.5.2 If a Third Party Claim is made against an Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof and upon notice to the Indemnified Party to assume the defense thereof provided that (i) the indemnifying party's counsel is reasonably satisfactory to the Indemnified Party and (ii) the indemnifying party shall thereafter consult with the Indemnified Party upon the Indemnified Party's request for such consultation from time to time with respect to such suit, action or proceeding. If the indemnifying party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Whether or not the indemnifying party chooses to defend or prosecute any Third Party Claim, the Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent. The indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent will not be unreasonably withheld.

     10.5.3 Any payment pursuant to this Section 10.5 shall be made not later than fifteen (15) days after receipt by the indemnifying party of written notice from the Indemnified Party stating that any Third Party Claim has been paid by any Indemnified Party and the amount thereof and the indemnity payment requested.

10.6 EXCLUSIVITY.

     Except as specifically set forth in this Agreement, and except in the case of fraud, effective as of the Closing, SBC waives any rights and claims SBC may have against Covad, whether in law or equity, relating to the investment in the Shares. The rights and claims waived by SBC include, without limitation, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 10.1 of this Agreement will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement, except in the case of fraud.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1 DISPUTE RESOLUTION.

     Any disputes between the Parties arising under this Agreement shall be resolved in accordance with the procedures set forth in the Dispute Resolution Agreement entered into by Covad and SBC on the same date as this Agreement.

11.2 ENTIRE AGREEMENT; AMENDMENT.

     This Agreement (including the attached Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties.

11.3 SUCCESSORS AND ASSIGNS.

     This Agreement may not be assigned by either Covad or SBC without the consent of the other Party (which consent shall not be unreasonably withheld) except to any Wholly-Owned Subsidiary of either Covad or SBC that agrees to be bound by all of the terms of this Agreement, and provided that no such permitted assignment shall relieve the Parties of any liability for a breach of this Agreement by such Party or its assignee. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs or successors in interest. A Wholly-Owned Subsidiary of Covad shall have the right to perform all or a part of the obligation under this Agreement to sell the Shares to SBC provided that Covad receives the prior written consent (which shall not be unreasonably withheld) of SBC (it being recognized that SBC shall have the right to withhold its consent if it determines in its reasonable discretion that the rights afforded it under such alternative sale would be less than those afforded it absent such alternative sale or if such alternative sale would delay or adversely affect the consummation of the transactions contemplated by this Agreement).

11.4 RIGHTS AND REMEDIES.

     Unless otherwise provided in this Agreement, the rights and remedies of the Parties under this Agreement shall not be mutually exclusive, and the exercise of one or more provisions of this Agreement shall not preclude the exercise of any other provisions. Each of the Parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision of this Agreement. The respective rights and obligations under this Agreement shall be enforceable by specific performance, injunction or other suitable remedy, it being the intention of this Section 11.4 to make clear the agreement of the Parties that their respective rights and obligations under this Agreement shall be enforceable in equity as well as at law or otherwise.

11.5 COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.6 MODIFICATION AND WAIVER.

     At any time on or prior to the Closing Date, the Parties by mutual agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such Party.

11.7 EXPENSES.

     Except as specifically provided in this Agreement, SBC and Covad shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, fees and expenses of its own consultants, accountants and counsel.

11.8 NOTICES.

     Any notice, request, instruction or other document to be given under this Agreement by any Party to the other Party shall be in writing and shall be deemed given upon receipt if delivered personally or by telex or facsimile, the next day if by express mail or three days after being sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or at such other address for a party as shall be specified by like notice provided that such notice shall be effective only after receipt thereof):

If to SBC:                   James Kahan
                             Senior Vice President -
                             Corporate Development
                             SBC Communications Inc.
                             175 East Houston Street
                             San Antonio, TX 78205
                             Fax:     210-351-5034
                             Voice:   210-351-5030

With a copy (which shall     Wayne Watts
not constitute notice) to:   VP & Ass't General Counsel
                             SBC Communications Inc.
                             175 East Houston Street
                             San Antonio, TX 78205
                             Fax:     210-351-3257
                             Voice:   210-351-3476

                             Michael A. Meyer
                             General Attorney
                             SBC Communications Inc.
                             175 East Houston Street
                             San Antonio, TX 78205
                             Fax:     210-351-3488
                             Voice:   210-351-2165

If to Covad:                 Terry J. Moya
                             EVP-External Affairs
                             Covad Communications
                             8400 East Crescent Parkway
                             Suite 200
                             Greenwood Village, CO 80111
                             Fax:     720-528-7561
                             Voice:   303-785-2050

With a copy (which shall     Dhruv Khanna
not constitute notice) to:   General Counsel
                             Covad Communications
                             4250 Burton Drive
                             Santa Clara, CA 95054
                             Fax:     408-987-1111
                             Voice:   408-987-1102

                             Douglas Carlen
                             Senior Corporate Counsel
                             4250 Burton Drive
                             Santa Clara, CA 95054
                             Fax:     408-987-1111
                             Voice:   408-987-1115

11.9 SEVERABILITY.

     In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a provision of this Agreement as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the parties to maintain the benefit of the bargain for all Parties.

11.10 GOVERNING LAW.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

11.11 RULES OF CONSTRUCTION.

     Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit to this Agreement, and the terms "this Agreement," "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Parties do not intend that any other Person shall obtain any rights as third party beneficiaries of this Agreement.

11.12 OWNERSHIP LIMITATION.

     Notwithstanding anything else to the contrary in this Agreement, nothing set forth in this Agreement shall be construed or interpreted to provide SBC with the right to Beneficially Own any shares of Common Stock or other class of capital stock of Covad to the extent that it would violate any Legal Requirements of the FCC or any other Governmental Authority.

11.13 REPRESENTATIONS AND WARRANTIES.

     Notwithstanding anything in this Agreement to the contrary, the disclosure of any information on any schedule to this Agreement shall be deemed to constitute the disclosure of such information for all other schedules to this Agreement to the extent that it is clear from a reading of such information that it is applicable to and satisfies the disclosure requirements of such other schedules.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed by their respective authorized representatives as of the date first written above.

SBC  COMMUNICATIONS INC.                    COVAD COMMUNICATIONS GROUP, INC.


By: /s/ James D. Gallemore                  By: /s/ Terry Moya
   -----------------------------               ----------------------------
Name:   James D. Gallemore                  Name: Terry J. Moya

Title:                                      Title: Executive Vice-President
      --------------------------

                                    EXHIBIT A




                                ___________, 2000


SBC Communications Inc.
175 East Houston Street
San Antonio, TX 78205

Ladies and Gentlemen:

     We have acted as counsel for Covad Communications Group, Inc., a Delaware corporation, ("Covad") in connection with a Stock Purchase Agreement (the "Agreement"), dated as of September __, 2000, by and between SBC Communications Inc. ("SBC") and Covad.

     This opinion letter is furnished pursuant to Section 2.7.4 of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. In rendering our opinion, we have examined the following:

     1. the Restated Certificate of Incorporation of Covad, filed January 27, 1999, and the Certificate of Amendment, as filed with the Secretary of State of the State of Delaware on July 14, 2000, as certified by the Secretary of State of the State of Delaware on ____________ (collectively, the "Certificate of Incorporation");

     2. the By-Laws of Covad, as in effect on the date hereof, as certified by the Secretary of Covad as of the date hereof (the "By-Laws");

     3. photocopies of executed originals or counterparts of the Agreement;

     4. resolutions of the Board of Directors of Covad adopted at a meeting held on _____________, 2000 and resolutions of the Pricing Committee of the Board of Directors of Covad by unanimous written consent dated as of September __, 2000, as in effect as of the date hereof (collectively, the "Resolutions");

     5. the certificate of an officer of Covad dated as of the date hereof as to certain factual matters, a copy of which is attached hereto as EXHIBIT A (the "Officer's Certificate");

     6. the certificate of the Secretary of Covad dated as of the date hereof certifying as to (A) the Certificate of Incorporation, (B) the By-Laws, (C) the Resolutions and (D) a specimen of the certificate representing the Shares (the "Secretary's Certificate"), a copy of which is attached hereto as EXHIBIT B; and

     7. the certificates, statements and representations made by officers of Covad in the closing documents delivered pursuant to the Agreement (the "Closing Certificates").

In our examination of the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such latter documents, and the legal capacity of natural persons. We have also assumed the absence of any agreement or understanding or document that would modify, supplement or amend any of the documents reviewed by us.

     As to any facts material to the opinions expressed herein, and as to the materiality of certain facts, we have relied without independent verification, among other things, upon the representations made by Covad and SBC in the Agreement, certificates of public officials, the Closing Certificates, the Officer's Certificate and the Secretary's Certificate. Our opinion in paragraph 1 as to the good standing of Covad in Delaware and the qualification of Covad as a foreign corporation is based upon certificates from the appropriate officials of the states listed on Schedule 1 concerning such status and qualification. Our opinion in paragraph 5 as to the authorized capital stock of Covad is based upon the Certificate of Incorporation. All of the opinions referenced in this paragraph are rendered as of the respective dates of such certificates. We also have made such inquiry of officers and representatives of Covad as we determined to be necessary in order to give such opinions.

     In rendering this opinion, we have assumed that each party (other than Covad) that has executed or will execute an agreement to which Covad is a party has all requisite power and authority and has taken all necessary action to execute and deliver such agreement and to perform the transactions contemplated thereby, and that each such agreement is the legal, valid and binding obligation of such party (other than Covad) enforceable against such party in accordance with its terms.

     In basing our opinions and other matters set forth herein on "our knowledge" or matters "known to us," the words "our knowledge" or "known to us," or other words to that effect, signify that, in the course of our representation of Covad in connection with the Agreement, no information has come to the attention of the individual attorneys at the firm providing such representation that would give them actual knowledge that any such opinions or other matters are not accurate or that any of the information on which we have relied is not accurate and complete. Except as otherwise stated herein, we have undertaken no investigation or verification of such matters. No inference as to our knowledge of such matters should be drawn from our representation of Covad in this or any other instance.

     Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that:

     1. Covad is a corporation validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own its properties and conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except in those jurisdictions where failure to be so qualified or in good standing would not, in our judgment, be expected to have a Material Adverse Effect.

     2. Covad has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement. Covad has taken all corporate action necessary to authorize the Agreement and the issue, sale and delivery of the Shares.

     3. The Shares are duly authorized and, when issued and delivered to SBC pursuant to the Agreement, will be duly and validly issued and fully paid and nonassessable. To our knowledge, the Shares are not and will not at the time of issuance be subject to any preemptive or subscription or similar rights of any shareholder contained in the Certificate of Incorporation, the Bylaws, or any agreement identified to us by the Company as containing any such rights. To our knowledge based on agreements identified to us by the Company, there are no outstanding options or rights of any kind to acquire or subscribe for any Shares to be issued and sold pursuant to the Agreement nor to our knowledge are there any obligations to issue, sell or otherwise cause to become outstanding any such options or rights. To our knowledge based on agreements identified to us by the Company, Covad is not a party to any voting trusts, proxies, voting agreements or other agreements with respect to the voting of the capital stock of Covad.

     4. Neither the execution and delivery by Covad of the Agreement, nor the consummation of the purchase and sale of the Shares contemplated thereby, nor compliance by Covad with its obligations thereunder, will, with or without the giving of notice or the lapse of time, or both: (i) conflict with, or result in a breach or violation of, or constitute a default under, any provision of the Certificate of Incorporation or By-Laws or, to our knowledge, any law, rule or regulation customarily applicable to transactions of the type contemplated by the Agreement, order, injunction or decree of any court, administrative authority or arbitrator applicable to Covad or, to our knowledge, any property or Assets of Covad, or will conflict with, or result in a breach or violation of or constitute a default in the performance, observance or fulfillment of any obligation under, or constitute, or, with the giving of notice or lapse of time or both, would constitute, an event of default by Covad, or result in the acceleration of any obligation, or require any consent or approval, under, any agreement or instrument identified on Schedule 2 hereto to which Covad is a party or by which it or any of its properties or Assets are bound, except where such conflicts, breaches, violations, defaults or events of default or the absence of such required consents or approvals (other than with respect to the Certificate of Incorporation and Bylaws) would not, in our judgment, be expected to have a Material Adverse Effect; or (ii) require any action, consent or approval of, or filing with, any Governmental Authority customarily applicable to transactions of the type contemplated by the Agreement, except for the filing required by the HSR Act and the expiration of the waiting periods associated with such filing and for such actions, consents, approvals or filings that have been made prior to the Closing or with respect to which the failure to make would not, in our judgment, be expected to have a Material Adverse Effect.

     5. The authorized capital stock of Covad as of the date hereof is as set forth on Schedule ____ of the Agreement.

     6. Based solely on the representations, warranties and agreements of Covad and SBC, and on the truth and accuracy of the representations and agreements deemed to be made by Covad and SBC, in the Agreement, it is not necessary in connection with the offer, sale and delivery of the Shares to SBC under the Agreement to register the Shares under the Securities Act or register or qualify the Shares under state securities laws; provided, however, that we express no opinion with respect to the conditions under which the Shares may be further resold.


     The foregoing opinions are, with your concurrence, predicated upon and qualified by the following:

     1. The foregoing opinions are based upon and are limited to the \ published compilations of the General Corporation Law of the State of Delaware and the relevant laws of the United States of America, excluding in all cases (i) all regulatory laws, regulations, orders, rules, pronouncements and other matters relating to compliance with regulatory matters, including without limitation the Communications Act of 1934, as amended (including amendments made by the Telecommunications Act of 1996), 47 U.S.C.ss151 ET SEQ., as well as the regulations, rules, policies and published decisions of the Federal Communications Commission, and any court's interpretation of same, and the statutory laws, regulations, rules, policies and published decisions of the public utilities commissions and similar regulatory agencies and any court's interpretation of same of any of the United States of America and (ii) all matters relating to antitrust laws. We render no opinion with respect to the laws of any other jurisdiction.

     2. Our opinions are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

     This opinion letter is solely for the benefit of the addressee shown on the first page hereof and may be relied upon solely by such addressee for the purposes for which it is being furnished. Without our express permission, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated herein.

                                                     Very truly yours,
                                        4

                                   SCHEDULE 1

                         LIST OF FOREIGN QUALIFICATIONS

                                    EXHIBIT B

                [Letterhead of Morris, Nichols, Arsht & Tunnell]

                                     (Date)

SBC Communications Inc.
175 East Houston Street
San Antonio, TX  78205


Ladies and Gentlemen:

     You have requested our opinion as to the enforceability under Delaware law of the obligations of Covad Communications Group, Inc., a Delaware corporation (the "Company"), under the Stock Purchase Agreement dated__________, 2000 (the "Agreement") between the Company and SBC Communications Inc., a Delaware corporation ("SBC"). Capitalized terms not defined herein shall have the meanings given them in the Agreement.

     For purposes of rendering our opinion, Irell & Manella, counsel to the Company, has provided to us and we have reviewed the Agreement. We have not reviewed any other documents in connection with rendering our opinion and have assumed that there are none that are contrary to or inconsistent with our opinion. We have also assumed that each of the Company and SBC is duly organized, validly existing and in good standing under the laws of Delaware; that the issuance of the Shares pursuant to the Agreement has been duly authorized by all necessary corporate action; that the Company will have a sufficient number of shares of Common Stock authorized by its certificate of incorporation that have not been issued, subscribed for, or otherwise committed to be issued, in order to permit the Company to issue the Shares pursuant to the terms of the Agreement; that the purchase price per share of the Shares


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is greater than the par value per share of Common Stock; that each party to the
Agreement has the corporate power to execute, deliver and perform its obligations under the Agreement; that the Agreement has been duly authorized, executed and delivered by each party thereto; and that the Agreement constitutes the legal, valid and binding obligation of SBC, enforceable against SBC in accordance with its terms. We express no opinion with respect to the Delaware Securities Act, 6 DELAWARE CODE Section 7301 ET SEQ., or any rules or regulations promulgated thereunder, or to any agreements, exhibits, schedules or other documents referred to or incorporated by reference in the Agreement other than the Agreement itself.

     Based upon and subject to the foregoing and to the qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that the Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, fraudulent conveyance, receivership and other laws affecting the rights and remedies of creditors generally, (ii) the application of equitable principles (whether in a proceeding at law, at equity or otherwise), and (iii) standards of good faith, fair dealing, course of dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies generally.

     Our opinion is subject to the following qualifications:

     1. We express no opinion as to the Company's obligations with respect to indemnification, or any waivers by the Company, except to the extent permitted by applicable law.

     2. We express no opinion as to any obligation of the Company to repurchase the Shares, as set forth in Section 7.6 of the Agreement, to the extent it lacks sufficient surplus, as defined under Delaware law, to make such repurchase.

     3. We express no opinion with respect to Section 10.4 of the Agreement to the extent it purports to extend any otherwise applicable statute of limitations.

     The opinions set forth above are solely for your benefit in connection with the entry into the Agreement by the


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SBC Communications Inc.
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Company and may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

                                            Very truly yours,